AMENDED CERTIFICATE OF

DESIGNATION OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF RENNOVA HEALTH, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Rennova Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby certify that:

FIRST: A Certificate of Designation of Series F Convertible Preferred Stock was originally filed with the Secretary of State of the State of Delaware on December 29, 2016.

SECOND: An Amended Certificate of Designation of Series F Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on August 16, 2017.

THIRD: No shares of Series F Convertible Preferred Stock have been issued as of the date of this Amended Certificate of Designation.

FOURTH: The Board of Directors of the Corporation duly adopted the following resolutions on September 20, 2017:

RESOLVED:	That the designation and amount, and relative rights, preferences, voting powers and other special rights of the shares of the Corporation’s Series F Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be amended and restated as set forth in Exhibit A attached hereto.

RESOLVED:	That any officer of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file the Amended Certificate of Designation in accordance with the provisions of Delaware General Corporation Law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

FIFTH: The aforesaid resolutions were duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation and By-Laws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation to be executed by its Chief Executive Officer, this 21st day of September, 2017.

RENNOVA HEALTH, INC.

By:	/s/ Seamus Lagan
Name: Seamus Lagan
Title: Chief Executive Officer

Exhibit A

1. Designation and Amount. The shares of such series shall be designated as “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”) and the number of shares constituting the Series F Preferred Stock shall be 1,750,000. Such number of shares may be decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series F Preferred Stock. Each share of Series F Preferred Stock shall have a stated value equal to $1.00.

2. Ranking. With respect to (a) dividends (as provided in Section 3 below), the Series F Preferred Stock shall rank (i) on parity with the Corporation’s (x) common stock, par value $0.01 per share (“Common Stock”), (y) Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), and (z) Series H Convertible Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”); (ii) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series F Preferred Stock; and (iii) junior to any other class or series of preferred stock of the Corporation hereafter created specifically ranking by its terms senior to the Series F Preferred Stock; and (b) a Liquidation Event (as defined below), (1) on parity with the Common Stock, (2) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series F Preferred Stock; and (3) junior to the Series G Preferred Stock and the Series H Preferred Stock and any other class or series of preferred stock of the Corporation created concurrently herewith or hereafter created specifically ranking by its terms senior to the Series F Preferred Stock.

3. Dividends. From and after the date of the issuance of any shares of Series F Preferred Stock (“Original Issuance Date”), each holder of outstanding shares of Series F Preferred Stock shall be entitled to receive on account of such shares (participating pari passu with the holders of Common Stock), dividends in cash out of any funds of the Corporation legally available for the payment thereof, at the same time any cash dividend will be paid or declared and set apart for payment on any shares of any Common Stock, in an amount equal to the amount which such holder would have been entitled to receive if such Series F Preferred Stock were converted to Common Stock under Section 6(a) on the date such dividend is paid or declared and set apart for payment (assuming for purposes of this Section 3 that all outstanding shares of Series F Preferred Stock are convertible on such date).

4. Voting Rights. Each holder of outstanding shares of Series F Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock. Each share of Series F Preferred Stock shall have one (1) vote, except as otherwise required by law. Except as provided by law, holders of Series F Preferred Stock shall vote together with the holders of Common Stock as a single class.

5. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), whether voluntary or involuntary, each holder of outstanding shares of Series F Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders (participating pari passu with the holders of Common Stock), the amount which such holder would have been entitled to receive if such Series F Preferred Stock were converted into Common Stock under Section 6 on the date of such liquidation event (the “Liquidation Preference”) assuming for purpose of this Section 5 that all outstanding shares of Series F Preferred Stock are convertible on such date). From and after the distribution of such amount, such holder’s shares of Series F Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holder relating to such shares shall cease and terminate.

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6. Conversion.

(a) Right to Convert. Subject to the terms and conditions of this Section 6, each holder of outstanding shares of Series F Preferred Stock shall have the right to convert, at any time after the first anniversary of the Original Issuance Date, some or all of the outstanding shares of Series F Preferred Stock then held by such holder into that number of fully-paid and non-assessable shares of Common Stock determined by dividing (i) the number of such shares of Series F Preferred Stock to be converted by (ii) the Conversion Price (as defined below) as of the time of such conversion. Such right of conversion shall be exercised by a holder of outstanding shares of Series F Preferred Stock by delivery of a written notice to the Corporation stating that the holder elects to convert a stated number of shares of Series F Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted (the “Conversion Certificates”) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of outstanding shares of the Series F Preferred Stock) at any time during its usual business hours on the date set forth in such notice.

For purposes of this Section 6(a), the “Conversion Price” shall be, as of any specified date with respect to any share of Common Stock, the greater of (A) $1.95 or (B), (i) if the Common Stock is traded on a national securities exchange, the average closing sales price of the Common Stock reported on the exchange for the 10 trading days immediately preceding the Conversion Date (as defined below); or (ii) if the Common Stock is not listed on any national securities exchange but is quoted on an inter-dealer quotation system, the average of the bid and ask prices for the Common Stock for the 10 trading days immediately preceding the Conversion Date.

(b) Issuance of Certificate; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and the surrender of the Conversion Certificates as provided in Section 6(a), the Corporation shall issue and deliver to a holder exercising conversion rights under Section 6(a), at such holder’s address as it shall appear on the records of the Corporation, (i) a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon the conversion of such shares of Series F Preferred Stock pursuant to Section 6(a) and (ii) to the extent that such holder exercises his, her or its right to convert some but not all of the outstanding shares of Series F Preferred Stock then held by such holder pursuant to Section 6(a), a certificate or certificates for that number of shares of Series F Preferred Stock represented by the Conversion Certificates for which such holder is not exercising his, her or its conversion rights under Section 6(a) (if any). Such conversion shall be deemed to have been effected as of the date on which the written notice delivered pursuant to Section 6(a) is actually received by the Corporation and the Conversion Certificates shall have been duly surrendered (the “Conversion Date”). All dividends accrued but unpaid with respect to any shares of Series F Preferred Stock converted under Section 6(a) shall he paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

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(c) Effect of Subdivision or Combination of Common Stock on Conversions. In case the Corporation shall at any time from and after the Original Issuance Date subdivide by stock split, stock dividend, or otherwise its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which the Series F Preferred Stock is convertible shall be proportionately increased; in case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the number of shares of Common Stock into which the Series F Preferred Stock is convertible shall be proportionately decreased.

(d) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series F Preferred Stock shall upon conversion of the Series F Preferred Stock as described in this Certificate of Designation have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series F Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place. In any such case, appropriate provisions shall he made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights.

(e) Mandatory Conversion; Cancellation. Any shares of Series F Preferred Stock outstanding on the fifth anniversary of the Original Issuance Date (the “Mandatory Conversion Date”) shall he automatically converted into that number of fully-paid non-assessable shares of Common Stock which the holder thereof would have been entitled to receive had such shares of Series F Preferred Stock been converted into Common Stock pursuant to Section 6(a) on the Mandatory Conversion Date. All certificates evidencing the shares of Series F Preferred Stock held by a holder shall, on the Mandatory Conversion Date or such earlier date on which such certificates are so surrendered for conversion, be deemed to have been retired and canceled and the shares of Series F Preferred Stock represented thereby converted into shares of Common Stock as described above for all purposes. Upon the mandatory conversion of shares of Series F Preferred Stock pursuant to this Section 6(e), all accrued but unpaid dividends thereon shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). The Corporation shall, promptly following the Mandatory Conversion Date, or such earlier date as the certificates representing all of the shares of Series F Preferred Stock held by a holder shall have been duly surrendered by such holder pursuant to this Section 6(e), issue and deliver to such holder, at such holder’s address as it shall appear on the records of the Corporation, a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon conversion of such shares pursuant to this Section 6(e).

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7. Redemption.

(a) Optional Redemption By Corporation. At any time from and after the first anniversary of the Original Issuance Date, the Corporation has the right to redeem all or any portion of the then outstanding shares of Series F Preferred Stock (a “Redemption”) for a price per share equal to $1.95 for such share plus any accrued but unpaid dividends on such share (the “Redemption Price”). Any such Redemption will occur not more than sixty (60) days following delivery by the Corporation of a written election notice containing the information set forth in Section 7(b) below (the “Redemption Election Notice”) to the holders of the shares of Series F Preferred Stock to be redeemed. The Corporation is not required to redeem the shares of the Series F Preferred Stock proportionately and may redeem shares held by one holder or any number of holders in combination. The allocation among the holders or shares of Series F Preferred Stock to be redeemed is solely at the discretion of the Corporation. In exchange for the surrender to the Corporation by the respective holders of Series F Preferred Stock of their certificate or certificates representing such shares in accordance with Section 7(c) below, the aggregate Redemption Price for all shares held by each holder of shares of Series F Preferred Stock being redeemed will be payable in cash in immediately available funds to the respective holders of the Series F Preferred Stock on the applicable Redemption Date.

(b) Redemption Notice. In a Redemption Election Notice delivered pursuant to Section 7(a), the Corporation shall state: (a) the number of shares of Series F Preferred Stock held by the holder that the Corporation will redeem on the Redemption Date; (b) the Redemption Price; (c) the date of the closing of the redemption (the “Redemption Date”); and (d) the manner and place designated for surrender by the holder to the Corporation of such holder’s certificates representing the shares of Series F Preferred Stock to be redeemed.

(c) Surrender of Certificates. On or before the Redemption Date, each applicable holder of shares of Series F Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and place designated in the Redemption Election Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Redemption Election Notice. The Corporation shall cancel and retire each surrendered certificate and shall thereafter make payment of the applicable Redemption Price by certified check or wire transfer to the holder of record of such certificate.

(d) Rights Subsequent to Redemption. If, on the applicable Redemption Date, the Redemption Price is paid (or tendered for payment) for any of the shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the shares so redeemed and paid or tendered will cease, and such shares will no longer be deemed issued and outstanding.

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8. Transfer. Other than to other holders of the Series F Preferred Stock, no share of Series F Preferred Stock or any interest therein may be validly sold, assigned, awarded, pledged, encumbered, disposed or otherwise transferred, for consideration or otherwise, whether voluntarily, involuntarily or by operation of law (collectively, a “Transfer”), unless the holder receives from the Corporation its prior written consent to such Transfer. Any attempt to Transfer that requires consent without such consent by the Corporation shall he null and void in all respects and the purported transferee shall not he recognized by the Corporation as a holder of Series F Preferred Stock for any purpose whatsoever.

9. Covenants. So long as any shares of the Series F Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provisions of the Certificate of Incorporation, this Certificate or the Bylaws of the Corporation in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

10. Notices. All notices or communications given hereunder shall he in writing and if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series F Preferred Stock, shall be delivered to such holder at such holder’s address as it appears on the stock books of the Corporation.

11. Waiver. Any of the rights, powers, preferences and other terms of the Series F Preferred Stock set forth herein may be waived on behalf of all holders of Series F Preferred Stock by the affirmative written consent of stockholders holding a majority of the shares of the Series F Preferred Stock.

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